SCHEDULE 14A

                                 (RULE 14a-101)


                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant |_|

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         (as permitted by Rule 14a-6(e)(2))
|_|      Definitive Proxy Statement
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|X|      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            WESTMORELAND COAL COMPANY
                            -------------------------
                (Name of Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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

WESTMORELAND COAL COMPANY
April 7, 1999

Dear Fellow Shareholders and Friends:

Continued outstanding performance from the core operations of our restructured Company and the accomplishment of several new strategic objectives reflect well the persistent focus and vibrancy of our business plan and its successful, dynamic implementation since first introduced in 1993. Following our notice to the federal court in July that protection under Chapter 11 was no longer necessary, we have been able to move in rather rapid order from the tasks of preserving the Company and protecting your equity interests to concentrating more on the ongoing, primary goal of enhancing shareholder value. Let me highlight recent events of greatest interest.

1998 Financial Results - Operating income for 1998 was $17.1 million compared to operating income of $33.6 million for 1997. Positively affecting operating income in 1998 was the continued strong performance of our independent power and coal operations, including production of 6.5 million tons at Westmoreland Resources, Inc. ("WRI"). Increased earnings at the Rensselaer Project as a result of the strategic restructuring of its power purchase contract with Niagara Mohawk Power Company and improved earnings at several of the other power projects raised the Company's equity in earnings of independent power projects from $17.8 million in 1997 to $64.5 million at the end of 1998. Two one-time charges significantly reduced operating income in 1998: as part of its dismissal from Chapter 11, the Company recorded a $15.7 million make-up accrual for UMWA Combined Benefit Fund retiree healthcare obligations not recognized during the two year Court imposed stay of claims; and, the Company concluded that the carrying value of Dominion Terminal should be reduced by $12.2 million to reflect reduced throughput in 1998 and tonnage projections for future export of American coal. Operating income for 1997 included $27.2 million of unusual credits for reductions in estimated black lung benefit liabilities and in actuarially determined liabilities under the 1993 UMWA Wage Agreement.

In 1998 the Company also incurred $9.9 million in expense for Chapter 11 related legal and consulting fees of the Equity Committee, the Funds, and the Company, $5.2 million in expense for interest paid to creditors upon dismissal, and a non-cash cumulative charge of $9.9 million resulting from a change in accounting principle to recognize previously incurred start-up costs associated with Westmoreland Energy, Inc. ("WEI") projects. These additional one-time charges of $25 million resulted in a net loss for 1998 of $6.5 million compared to net income for 1997 of $28.2 million.

For financial statement purposes, the Company also presents earnings applicable to common shareholders after taking into consideration dividends on preferred shares outstanding, whether declared or not, which currently amount to about $4.9 million per year. If the Company were liquidated, preferred shareholders would be entitled to a distribution preference over common shareholders of an amount equal to their liquidation preference plus dividends in arrears. Moreover, dividends may not be paid on common stock until all preferred arrearages are settled. With the recognition of an additional $4.9 million for preferred dividends not declared or paid in 1998, net loss applicable to common shareholders was $11.4 million or a loss per share of $1.64 compared to net income applicable to common shareholders of $23.3 million, or income per share of $3.34 for 1997. A total of $22.0 million of preferred dividends are currently in arrears, which combined with the liquidation preference of the preferred stock, gives the preferred stock a liquidation preference of approximately $79 million at this time. We anticipate that this will be substantially reduced upon completion of the tender offer discussed below. At December 31, 1998, the Company had shareholders' equity of $21.8 million compared to $28.4 million at December 31, 1997.

Cash provided by operating activities increased to $55.9 million in 1998 from $19.9 million in 1997 driven by proceeds from the termination of the over-funded salaried pension plan, increased operating revenues at WRI, the Rensselaer transaction and increased cash distributions from WEI's independent power projects. Consolidated cash and cash equivalents as of December 31, 1998 totaled $84.1 million, including $14.7 million at WRI. The cash at WRI is only available through dividends. The use of cash on a consolidated basis is restricted under the terms of the Master Agreement. In January, 1999, the Company paid approximately $52 million in connection with the dismissal of the bankruptcy case which included payments to creditors, including the UMWA Funds.

Sale of Rensselaer Project - Consistent with our commitment of maximizing the value of assets for shareholders, the Company's remaining interests in the Rensselaer Project were sold to Fulton Cogeneration Associates, L.P., an affiliate of The Coastal Corporation, on March 15, 1999. The Company's share of the net proceeds from this sale was in excess of $33 million and the transaction will provide a pre-tax contribution to earnings of approximately $17 million in 1999. These amounts are in addition to the $30 million cash received in June 1998 as a result of the restructuring of the Project's power purchase agreement, for total proceeds of over $60 million.

We are very pleased with the value realized from this strategic sale. Three factors were crucial in our successfully generating such value: 1) the foresight to identify, capacity to develop, and talent to manage the project's value; 2) our successful use of judicial protection under the Bankruptcy Code and subsequent emergence as a secure ongoing enterprise able to capitalize on the value of assets from a position of legal and financial strength; and 3) the unique opportunity to free this investment from Coal Act liability as part of the Master Agreement so that its greatest value could be realized and part of the proceeds distributed to preferred shareholders as described below.

Tender Offer - You will recall that the UMWA Funds sought to take control of the Company through transfer of stock ownership to a UMWA directed trustee, while the Equity Committee sought to liquidate the Company and distribute any residual value to shareholders in order of preference. During negotiations, the Company proposed to purchase all of the outstanding depositary shares for a combination of cash, debt and common stock. The cash component of that proposal was $23 million. The Company believed that such an approach would deliver value, certainty and security to preferred shareholders while providing more predictability and stability to the Company, which in turn could enhance the value of the Company for retirees and all shareholders including common equity holders and shareholders with higher cost bases. Representatives of the Equity Committee rejected this proposal and demanded instead a partial, $20 million all-cash tender offer. The Board of Directors concluded that the Company's agreement to the terms of the settlement, including the partial tender offer, was in the best interest of the Company and its shareholders because it facilitated the consensual dismissal of the Company's bankruptcy case, was within the cash capacity of the Company, and carried an attractive rate of return to the Company by eliminating approximately $15 per share of liquidation preference as well as $2.2 million per year in future dividends if the offer was fully subscribed. On March 10, 1999, the Company initiated a $20 million cash public tender offer for 1,052,631 depositary shares at $19 per share. The offer was conditioned upon successful completion of the Rensselaer sale.

The agreement gave the Equity Committee the right to designate the price per share to be offered, which the Equity Committee designated as $19 per share on December 9, 1998. At the time, the market price for depositary shares was between $13 and $14. At $19 per share the tender offer gave preferred shareholders the choice to sell at least some of their depositary shares for cash at a premium over the market price.

As of the expiration of the tender offer 1,683,903 depositary shares were tendered. Because the number of shares tendered exceeded the maximum number of shares offered to be purchased by the Company, a proration factor will be applied.

With respect to depositary shares not tendered, or shares tendered in excess of the total which may be purchased in the tender offer, the right to dividends in arrears and future dividends prior to the payment of any common stock dividends will remain. However, the Company will also remain subject to all limitations of Delaware law plus contractual restrictions under the Master Agreement with respect to the payment of such preferred dividends. Going forward, the Company's Board will review payment of quarterly preferred stock dividends in light of these restrictions and in consideration of the shareholders' best interests. It is likely that in the near term most available cash not restricted by the Master Agreement should be reinvested rather than distributed in order to enhance the long-term value of the Company for all shareholders. The Company will continue to focus first on its core businesses for such reinvestment, as it did in 1996 when it increased its ownership in WRI.

AMEX Listing Approved - We are also extremely pleased to report that following the dismissal of our Chapter 11 case we have quickly and successfully relisted the Company's stock on a major exchange. The Company's application to list its common stock and depositary shares on the American Stock Exchange ("AMEX") has been approved and trading is expected to begin very shortly. (Until trading begins on the AMEX, Westmoreland shares will continue to trade on the OTC Bulletin Board under the current symbols WMCL and WMCLP.) This listing represents yet another significant step in our mission to restore and enhance the Company's value to our shareholders.

Shareholder Meeting, 1998 Annual Report and Form 10-K/A - The Company will hold a shareholders' meeting following completion of the tender offer. The meeting will take place on May 12, 1999. In addition, the Company has filed its 1998 Form 10-K/A with the Securities and Exchange Commission ("SEC"). You will be mailed a 1998 Annual Report which includes the 1998 Form 10-K/A in advance of the shareholders' meeting; however, you are welcome to request a copy of the Form 10-K/A from the Company at any time.

As you may know, a dissident group of shareholders, comprised primarily of some former members of the Equity Committee, has filed a Schedule 13-D with the SEC professing its intention to nominate a separate slate of directors and to "redirect" the Company's business. This group will seek SEC review of proxy materials so that, following the review, it can solicit your vote. Management strongly urges you to reject any solicitation from this group and to support your existing dedicated management and Board of Directors which has successfully navigated your Company through the dire challenges it faced just a few years ago. We will communicate further with you in this regard in the near future. Because of the potential for a proxy contest, however, the Company is obligated to attach certain information set forth on the next page. We apologize for the added burden this places on you as a result.

Thank you again for the continuing words of support and appreciation from so many of you.



Chris Seglem
Chairman of the Board - President & CEO

Cautionary Statement on Forward-Looking Statements
--------------------------------------------------
Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this document, and sometimes are preceded by, followed by or include the words "intends," "believes," "expects," "anticipates," "should," or similar expressions. Such forward-looking statements are based on management's current views and assumptions and involve known and unknown risks, uncertainties, and other factors which may cause the Company's actual results of operations, liquidity status, levels of activity, performance, or achievements, or industry results, to be materially different from any future results of operations, liquidity status, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; the ability of the Company to implement its business strategy; the Company's access to financing; the Company's ability to successfully identify new business opportunities; the Company's ability to achieve anticipated cost savings and profitability targets; changes in the industry; competition; the Company's ability to utilize its tax net operating loss carryforwards; the ability to reinvest excess cash at an acceptable rate of return; weather conditions; the availability of transportation; price of alternative fuels; costs of coal produced by other countries; the effect of regulatory and legal proceedings; and other factors discussed in Item 1 of the Company's Form 10-K/A for the fiscal year ended December 31, 1998. As a result of the foregoing and other factors, no assurance can be given as to the future results and achievements of the Company. Neither the Company nor any other person assumes responsibility for the accuracy and completeness of these statements.

Certain  information  required  by the  Rules  of the  Securities  and  Exchange
--------------------------------------------------------------------------------
Commission  ("SEC")
-------------------
Westmoreland  Coal Company (the  "Company")  and the following  Directors of the
Company may be deemed to be participants in the Company's solicitation of proxies for its upcoming meeting of stockholders: Pemberton Hutchinson, William
R. Klaus, Thomas W. Ostrander, Christopher K. Seglem, Edwin E. Tuttle, Robert E. Killen and James W. Sight. Employee participants may include Gregory M. Daniels (Vice President Human Resources and President, Virginia Division of the Company), Paul W. Durham (Assistant General Counsel and Assistant Secretary), Charles H. Finkenstadt, Jr. (Corporate Secretary), R. Page Henley, Jr. (Senior Vice President, Acquisitions and Development and Government Affairs, President Westmoreland Coal Sales Company), Robert J. Jaeger (Senior Vice President of Finance and Treasurer), Diane S. Jones (Manager, Business Development &
Corporate Relations), Larry W. Mikkola (Controller of the Company and Vice President Westmoreland Resources), Christopher K. Seglem (Chairman of the Board, President and Chief Executive Officer), and Theodore E. Worcester (Senior Vice President of Law and Administration, General Counsel and Assistant Secretary). Subsidiary Director participants may include Clyde Joseph Presley and Ronald W. Stucki. Subsidiary employee participants may include Edward J. Demeter (Vice President - Distribution, Westmoreland Coal Sales), W. Michael Lepchitz (President and General Counsel, Westmoreland Energy, Inc.), David W. Simpson (President, Westmoreland Resources, Inc.) and Gregory S. Woods (Executive Vice President, Westmoreland Energy, Inc.). The above named individuals collectively beneficially own approximately 1,536,078 shares, or approximately 21.0% of the Company's outstanding common stock (excluding shares of common stock that may be obtained upon conversion of the Company's Depositary Shares). Such individuals also collectively beneficially own approximately 48,650 Depositary Shares, or approximately 2.1% of the outstanding Depositary Shares, which are convertible into 83,094 shares of the Company's common stock. For a description of certain other interests of the foregoing individuals, please see the Company's preliminary proxy statement for the upcoming stockholders meeting filed with the SEC on April 1, 1999.